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   As Filed With the Securities and Exchange Commission on July 31, 2000

                                                 Registration No. 333-32908
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       Pre-Effective Amendment No. 1
                                    FORM S-6

              FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT INVESTMENT TRUST REGISTERED ON FORM N-8B-2

                      GE Capital Life Separate Account III
                           (Exact Name of Registrant)

               GE Capital Life Assurance Company of New York
                              (Name of Depositor)
               125 Park Avenue, 6th floor New York, NY 10017-5529
         (Complete address of depositor's principal executive offices)

                 Name and complete address of agent for service

                               Cheryl Whaley
                                   President
                 GE Capital Life Assurance Company of New York
                           125 Park Avenue, 6th Floor
                            New York, NY 10017-5529

                                    Copy to:
                            Stephen E. Roth, Esquire
                          Sutherland, Asbill & Brennan
                           1275 Pennsylvania Ave., NW
                          Washington, D.C. 20004-2415

Approximate date of proposed public offering: As soon as practicable after the effective date of this Regisration Statment

Securities Being offered: Flexible Premium Variable Life Insurance Policies

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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